EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ACCO Brands Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-127626, 333-127631, 333-127750, 333-136662, 333‑153157, 333-157726, 333-176247, 333-181430 and 333-204092) on Form S-8 of ACCO Brands Corporation of our report dated February 24, 2016, with respect to the consolidated balance sheets of ACCO Brands Corporation as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10‑K of ACCO Brands Corporation.

Our report dated February 24, 2016 contains an explanatory paragraph that states the Company has changed its method of accounting for deferred taxes in the consolidated balance sheet as of December 31, 2015 due to the adoption of Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, and changed its method of accounting for debt issuance costs in the consolidated balance sheets as of December 31, 2015 and 2014 due to the adoption of Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs.

/s/ KPMG LLP

Chicago, Illinois
February 24, 2016